Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Reports Receipt of Nasdaq Deficiency Letter

LOS ANGELES, CA – (BUSINESS WIRE) – November 28, 2011– Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that it has received a letter, dated November 22, 2011, from the Nasdaq Listing Qualifications Department stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company has not yet filed with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the third quarter of 2011. Rule 5250(c)(1) requires that Nasdaq listed companies file their required periodic financial reports with the SEC on a timely basis.

The Company is not able to complete its financial statements as of and for the quarter ended September 30, 2011, and therefore is not able to complete preparation of its third quarter 2011 Form 10-Q pending resolution of questions relating to when a payment is due under the tax sharing agreement between the Company and the Bank, the required amount of such payment and the effect of such payment, when made, on the cash position of the Company on a separate company basis.

Under the Listing Rules of the Nasdaq Small-Cap Market, the Company must submit a plan to Nasdaq within 60 calendar days from the date of its receipt of the Nasdaq letter for coming into compliance with Listing Rule 5250(c)(1). If Nasdaq accepts the plan, the Listing Rules further provide that Nasdaq may grant an exception to the Company of up to 180 calendar days from the original due date of the Company’s Form 10-K, which would be until May 14, 2012, to regain compliance with Listing Rule 5250(c)(1). The Company expects to file its 2011 Form 10-Q in the near future.

About Broadway Federal Bank

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact:	Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or
Sam Sarpong, Chief Financial Officer, (323) 556-3224; or
investor.relations@broadwayfederalbank.com